Exhibit 32.1

Certification*

In connection with the Quarterly Report of Pretoria Resources Two, Inc., (the “Company”), on Form 10-QSB for the period ended June 30, 2008 as filed with the Securities and Exchange Commission on the date hereof (the “Report”) pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C.§ 1350), Gail Davis, President, Chief Executive Officer of the Company and principal financial officer of the Company, hereby certifies that, to the best of my knowledge:

1. The Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act, and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by the Periodic Report.

Date: August 12, 2008	By:	/s/ Gail Davis
Gail Davis President, Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)

* This certification accompanies the Report to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Pretoria Resources Two, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Periodic Report), irrespective of any general incorporation language contained in such filing.